CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the use in this Registration Statement on Form SB-2, including any amendments thereto, of our report dated August 22, 2000, relating to the financial statements of Telmark Worldwide, Inc., appearing in such Registration Statement. We also consent to the reference to this firm under the heading "Experts" in this statement.


CLANCY AND CO., P.L.L.C.
Certified Public Accountants
December 13, 2000